UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 15, 2007
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona		85705
(Address of principal executive offices)		(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 – Other Events

Item 8.01 Other Events

Nord Resources Corporation (“Nord”) has issued a news release announcing that the closing of the proposed acquisition of Nord by Platinum Diversified Mining, Inc. (“Platinum”) in the all-cash merger transaction (the “Merger”) still continues to be delayed and that Nord has been advised by Platinum that the decision of the credit committee of Platinum’s proposed lender remains outstanding. Also remaining outstanding are the payments required to be made by Platinum in connection with Nord’s Coyote Springs Project. These payments – totaling approximately $138,000 -- were required to be made by Platinum pursuant to the Merger Agreement and remain unpaid.

The Merger Agreement provides that it may be terminated by a non-defaulting party if the Merger is not consummated on February 15, 2007. Nord's position is that the Merger should have closed on December 22, 2006 and that Platinum continues to be in material breach of the Merger Agreement. Therefore it is Nord’s position that Platinum may not exercise the right provided in the Merger Agreement to terminate such agreement today. Platinum disagrees with Nord’s position.

Nord is reserving all of its rights under the Merger Agreement, including the right to terminate the Merger Agreement, its right to a $2 million termination fee and the right to seek specific performance or damages for breach of the Merger Agreement.

Nord anticipates that it will hear from Platinum shortly as to the decision of the credit committee of Platinum's proposed lender and whether Platinum intends to close the Merger on the terms provided in the Merger Agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	News release dated February 15, 2007*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
Date: February 15, 2007		/s/ John Perry
John Perry
Chief Financial Officer

3.